Exhibit 5.1

GREENBERG TRAURIG, LLP

18565 Jamboree Road, Suite 500

Irvine, CA 92612

October 24, 2025

Aqua Metals, Inc.

5370 Kietzke Lane, Suite 201

Reno, Nevada 89511

Re: Registration Statement on Form S‑3

Ladies and Gentlemen:

We have acted as counsel to Aqua Metals, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company, on or around the date hereof, with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-3 (the “Registration Statement”), relating to the registration under the Securities Act of the resale, from time to time by the selling stockholder of the Company named therein (the “Selling Stockholder”), of up to an aggregate of 1,133,794 shares of Common Stock, par value $0.001 per share, of the Company (the “Shares”), issuable upon the exercise of certain common stock purchase warrants dated October 16, 2025 (“Warrants”). The Warrants were issued to the Selling Stockholder by the Company pursuant to that certain securities purchase agreement (the “Purchase Agreement”), dated October 15, 2025, by and between the Company and the Selling Stockholder.

You have requested our opinion as to the matters set forth below in connection with the issuance of the Shares. For purposes of rendering this opinion, we have examined the Registration Statement, including the related prospectus contained therein (the “Prospectus”), forms of the First Amended and Restated Certificate of Incorporation, as further amended to date, Third Amended and Restated Bylaws of the Company currently in effect, the Purchase Agreement, and the corporate action of the Company that provides for the issuance of the Shares and execution of the Purchase Agreement, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. We have not independently verified the matters set forth in such certificates.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued against payment therefor, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption “Legal Matters” in the Prospectus.

Very truly yours,

/s/ GREENBERG TRAURIG, LLP